Exhibit 99.1

Synta Pharmaceuticals Corp. 45 Hartwell Avenue Lexington, MA 02421 tel: 781 541 7213 fax: 781 274 1270 www.syntapharma.com

Synta Announces Termination for Futility of Ganetespib
Phase 3 GALAXY-2 Trial in Lung Cancer

Company to Host Conference Call on Wednesday, October 21 at 8:00 AM ET

LEXINGTON, Mass. — October 20, 2015 — Synta Pharmaceuticals Corp. (NASDAQ: SNTA) today announced that the Company has decided to terminate the Phase 3 GALAXY-2 trial of ganetespib and docetaxel in the second-line treatment of patients with advanced non-small cell lung adenocarcinoma.  Based on the review of a pre-planned interim analysis, the study’s Independent Data Monitoring Committee (IDMC) concluded that the addition of ganetespib to docetaxel is unlikely to demonstrate a statistically significant improvement in the primary endpoint of overall survival compared to docetaxel alone.  The IDMC noted that the combination of ganetespib and docetaxel was generally well tolerated in the study, with an adverse event profile consistent with previous studies combining these agents.

GALAXY-2 is a Phase 3 global, randomized, multi-center trial.  Synta continues to support enrollment in four additional large, randomized, multi-center investigator-sponsored studies, including: the GANNET53 trial of ganetespib and paclitaxel in ovarian cancer; the AML LI-1 trial of ganetespib with low dose cytarabine (Ara-C) in acute myeloid leukemia (AML) and high-risk myelodysplastic syndrome (MDS); the AML18 trial of ganetespib with standard DA (daunorubicin and Ara-C) in AML and high-risk MDS; and the I-SPY 2 TRIAL of ganetespib and standard chemotherapy in women with newly diagnosed, locally advanced breast cancer.

“This disappointing outcome underscores the challenges of treating lung cancer in the second-line setting and determining the precise population for whom ganetespib may be most effective,” said Chen Schor, President and Chief Executive Officer of Synta. “We thank the patients, caregivers and investigators who participated in GALAXY-2.”

Mr. Schor continued: “Despite the outcome of this trial, and pending discussions with the relevant investigators, we will continue to support ongoing investigator-sponsored studies while we determine the appropriate path forward for ganetespib.  We also look forward to advancing candidates from our HDC platform into the clinic. With the significant cash reserves we have in hand, our pipeline, our scientific internal leadership and network of advisors, we expect to  undertake a comprehensive review of our strategy going forward.”

Upon formal acceptance of the IDMC’s recommendation, Synta will communicate with regulatory authorities, and will notify study investigators that treatment with ganetespib should be discontinued in the GALAXY-2 trial.

Conference call

Synta will host a conference call at 8:00 AM ET on Wednesday, October 21st to discuss the outcome of the GALAXY-2 trial. The conference call will be webcast live and can be accessed by logging on to the “Investors” section of the Synta Pharmaceuticals website, www.syntapharma.com, prior to the event.

The conference call can also be accessed by dialing (877) 715-8365 (U.S.) or (440) 996-5675 (International). For those unable to join the live call, a replay will be available from 11:00 a.m. ET on October 21 through 11:59 p.m. ET on October 28. To access the replay, please dial (855) 859-2056 (U.S.) or (404) 537-3406 (International) and refer to conference ID 65923441.

About Synta Pharmaceuticals

Synta Pharmaceuticals Corp. is an innovative, agile biopharmaceutical company focused on research, development and commercialization of novel oncology medicines that have the potential to change the lives of cancer patients. Synta’s lead oncology drug candidate, ganetespib, a novel heat shock protein 90 (Hsp90) inhibitor, is currently being evaluated in several investigator sponsored clinical trials including clinical trials in acute myeloid leukemia (AML), ovarian cancer, breast cancer, and other tumor types. Building on its extensive expertise in the science of Hsp90, Synta also has a novel proprietary Hsp90 inhibitor Drug Conjugate (HDC) small molecule drug development program. IND enabling studies have commenced for the first clinical candidate from the HDC program, STA-12-8666, and preclinical evaluation of additional HDC candidates is ongoing. For more information, please visit www.syntapharma.com.

Safe Harbor Statement

This media release may contain forward-looking statements about Synta Pharmaceuticals Corp. Such forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “would”, “should”, “expects”, “anticipates”, “intends”, “plans”, “believes”, “may”, “estimates”, “predicts”, “projects”, or similar expressions intended to identify forward-looking statements. Such statements, including statements relating to the continuation of the ongoing investigator-sponsored studies of ganetespib and the advancement of candidates from our HDC platform toward the clinic, reflect Synta’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including those described in “Risk Factors” of our Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission. Synta undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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Contacts:

Investors:

Synta Pharmaceuticals Corp.

Daniel Cole

781-541-7250
dcole@syntapharma.com

Argot Partners

Andrea Rabney or Susie Kim

(212) 600-1902

andrea@argotpartners.com

Media:

Argot Partners

Eliza Schleifstein

(917) 763-8106

eliza@argotpartners.com